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                                                                        10(yy)

December 15, 1993



Mr. Tom Hicks
Hicks, Muse & Co. Incorporated
200 Crescent Court, Suite 1600
Dallas, TX  75201



Dear Tom:

         By way of this letter I am confirming our conversation of December 14, 1993 where we discussed and agreed to the reduction of the Hicks, Muse management fee by an amount of $86,000 (43%).

         This reduction will commence January 1, 1994 and be effective solely for the 1994 calendar year. It will continue to be paid in equal quarterly installments as we have done in the past.

         Thank you very much for your consideration of this issue and the quick and appropriate resolution.



Sincerely yours,



James A. Bach
President
Chief Executive Officer

JB/mm

cc:      C. Dean Metropoulos
         Tracy Noll